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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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APROPOS TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
May 8, 2001

To our Shareholders:

    The Annual Meeting of Shareholders of Apropos Technology, Inc. (the "Company") will be held on Tuesday, May 8, 2001, at 10:00 a.m., Central Standard Time, at the Wyndham Drake, 2301 South York Road, Oakbrook, Illinois 60532, for the following purposes:

  1.
  To elect two Class I Directors;

  2.
  To amend Apropos Technology, Inc.'s 2000 Omnibus Incentive Plan to increase the number of common shares reserved for issuance thereunder by 2,400,000 shares; and

  3.
  To transact any other business that may properly come before the meeting.

    Shareholders of record at the close of business on March 23, 2001, will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

    Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy in the enclosed postage-paid envelope.

                      By Order of the Board of Directors,

                      KEVIN G. KERNS

                      Chief Executive Officer and President

Oakbrook Terrace, IL

April 6, 2001

Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 8, 2001

    This Proxy Statement is being sent to shareholders on or about April 6, 2001, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only shareholders of record at the close of business on March 23, 2001, are entitled to notice of and to vote at the meeting. Directors, officers, and other employees of the Company may make additional solicitations in person or by telephone, facsimile or, e-mail. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time, the shares represented thereby will be voted, but the proxy may be revoked at any time prior to its exercise by execution of a later dated proxy or by voting in person at the annual meeting.

    As of March 23, 2001, the Company had outstanding 16,416,772 Common Shares (the "Common Shares") and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Shares is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

    It is intended that the named proxies will vote in favor of the election as directors of the nominees listed below, except as otherwise indicated on the proxy form and for the proposal to amend the Company's 2000 Omnibus Incentive Plan (the "Option Plan") to increase the number of Common Shares reserved for issuance thereunder. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the shareholders, proxies will be voted for the election of all named director nominees and for the proposal to amend the Option Plan. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will have no effect on any proposal at this annual meeting for which a vote is not indicated on the proxies.

Proposal No. 1
Election of Directors

    At the annual meeting of shareholders, two directors are to be elected to hold office as Class I Directors until the annual meeting of shareholders in 2004 or until their successors are duly elected and qualified. Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote. Shareholders do not have the right to cumulate their votes in the election of directors. Withholding authority to vote for a director nominee will in effect count as a vote against the director nominee. Unless otherwise indicated on the proxy form, it is intended that the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies unless otherwise indicated on the proxy form.

    The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between six and nine, as the Board of Directors determines from time to time. The size of the Board is currently set at six members. The Board is divided into three classes, with one class being elected each year for a three-year term. At the meeting, two directors are to be elected to serve until 2004.

    The following information has been furnished by the respective nominees and continuing directors:

Name	Age	Principal occupation	Year first elected director
Nominees to be elected to serve until 2004
Jaime W. Ellertson	43	Chief Executive Officer and Director of S1 Corporation, an Internet financial services provider, since November 2000. Chief Strategy Officer and GM Worldwide Strategic Operations for BroadVision, Inc., a supplier of Internet application solutions, from April 2000 to November 2000. President, CEO and Chairman of the Board of Interleaf, Inc., a provider of XML based content management systems, from January 1997 to April 2000. Founder and Chairman of the Board of Purview Technologies, a provider of Internet monitoring and management solutions from July 1996 to January 1997. President and CEO of Tarten, Inc., a provider of software solutions to the DSP market, from December 1995 to June 1996.	2001
Roger R. Nelson	62	Retired. Deputy Chairman of Consulting Services for Ernst & Young LLP from 1995 until 1999. Various other positions with Ernst & Young since 1961.	2001
Directors whose term expire in 2003
Patrick K. Brady	45	Principal in BMCI, a private investment company. Chief Technology Officer of the Company from March 1989 to December 2000. Chief Executive Officer of the Company from March 1989 to December 1998.	1989

Keith L. Crandell	40	Senior principal of ARCH Venture Partners, a venture capital firm, and various venture capital funds associated with ARCH, since July 1994.	1996
Directors whose terms expire in 2002
Kevin G. Kerns	42	Chief Executive Officer of the Company since December 1998. President of the Company since January 1996. Chief Operating Officer of the Company from January 1996 to December 1998.	1996
George B. Koch	54	Pastor since 1994. Senior Vice President of Worldwide Applications at Oracle Corporation, before entering the ministry in 1994, and Director of the Advanced Technologies division of Software Alliance, a Teknekron Company, prior thereto.	1998
  •
  The Executive Committee, the members of which are Patrick K. Brady, Keith L. Crandell, Kevin G. Kerns, and Roger R. Nelson, has the authority of the Board of Directors to manage the Company's business, subject to the restrictions of Illinois law.

  •
  The Audit Committee, the members of which are Keith L. Crandell, Jaime W. Ellertson, and George B. Koch, oversees the retention, performance, and compensation of the Company's independent public accountants, and the oversight of the Company's internal accounting and financial reporting systems. Each of the members of the Audit Committee satisfies the independence requirements of the Nasdaq National Market.

  •
  The Compensation Committee, the members of which are George B. Koch, Keith L. Crandell, and Roger R. Nelson, reviews and approves the compensation of the Company's executive officers, including payment of salaries, bonuses, and incentive compensation, determines the Company's compensation policies and programs, and administers the Company's stock option and stock purchase plans.

  •
  The Board of Directors does not have a nominating committee. However, the Board of Directors will consider nomination recommendations from shareholders, which should be addressed to the Company's corporate secretary at the Company's principal executive offices.

    In 2000, the Board of Directors held three meetings, the Compensation Committee held two meetings and the Audit Committee held three meetings. During 2000, each director attended at least 75% of the meetings of the Board and of the respective committees on which he served. The Executive Committee did not meet, as matters typically dealt with by this Committee were considered by the full Board of Directors. Except with respect to the Company's nonemployee directors who receive an annual grant of options to purchase 10,000 Common Shares, the Company's directors do not receive compensation for serving as directors or attending board of directors or committee meetings, except reimbursement for out-of-pocket expenses.

Securities Beneficially Owned by Principal Shareholders and Management

    Set forth below, as of March 1, 2001 (unless otherwise indicated), are the beneficial holdings of: each person known by the Company to own beneficially more than 5% of the outstanding Common Shares of the Company based on the Company's review of Schedules 13D and 13G filed with the Securities and Exchange Commission, each director, the executive officers listed on the Summary Compensation Table below, and all executive officers and directors as a group. Except as set forth below, the address for each person or group is the Company's Oakbrook Terrace address.

Name	Amount and nature of beneficial ownership(1)	Percent of class
ARCH Venture Fund III, L.P.(2) 8725 W. Higgins Road, Suite 290 Chicago, IL 60631	2,576,205	15.7%
William Blair Capital Partners V, L.P.(3) 222 W. Adams Street Chicago, IL 60606	2,134,637	13.0%
Allstate Insurance Company 2775 Sanders Road, Suite A3 Northbrook, IL 60062	1,185,429	7.2%
Patrick K. Brady(4) 567 Dearpath Road Glen Ellyn, IL 60137	2,283,094	13.9%
Kevin G. Kerns(5)	837,106	5.1%
Jody P. Wacker(6)	175,732	1.1%
Brian C. Derr(7)	205,262	1.2%
Richard D. Brown(8)	84,667	*
William W. Bach(9)	632,995	3.9%
Keith L. Crandell(10)	2,590,571	15.8%
Jaime W. Ellertson(11)	5,000	*
George B. Koch(12)	56,875	*
Roger R. Nelson(13)	5,000	*
All executive officers and directors as a group (13 persons)(10)	6,904,011	41.4%

*
Less than 1%.

(1)
Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)
Includes 1,412,133 Common Shares owned by ARCH Venture Fund II, L.P. and 142,002 Common Shares owned by ARCH II Parallel Fund, L.P. and warrants to purchase 27,046 Common Shares.

(3)
Includes warrants to purchase 27,046 Common Shares.

(4)
Includes 612,110 Common Shares owned by Mr. Brady's spouse, for which Mr. Brady disclaims beneficial ownership. Also includes 525,000 Common Shares held in the name of the Brady Family Limited Partnership.

(5)
Includes options to purchase 68,565 Common Shares exercisable within 60 days of March 1, 2001.

(6)
Includes options to purchase 42,658 Common Shares exercisable within 60 days of March 1, 2001.

(7)
Includes options to purchase 36,458 Common Shares exercisable within 60 days of March 1, 2001.

(8)
Includes options to purchase 30,625 Common Shares exercisable within 60 days of March 1, 2001. Also includes 3,000 Common Shares held in the name of Mr. Brown's spouse.

(9)
Includes options to purchase 2,917 Common Shares exercisable within 60 days of March 1, 2001. Also includes 35,000 Common Shares held in the name of Bach Family Limited Partnership.

(10)
Includes 2,549,159 Common Shares and warrants to purchase 27,046 Common Shares owned by ARCH Venture Fund III, L.P. and its affiliates, of which Mr. Crandell is a principal. Mr. Crandell disclaims beneficial ownership of these shares. Also includes options to purchase 10,000 Common Shares exercisable within 60 days of March 1, 2001.

(11)
Represents options to purchase 5,000 Common Shares exercisable within 60 days of March 1, 2001.

(12)
Includes options to purchase 42,875 Common Shares exercisable within 60 days of March 1, 2001.

(13)
Represents options to purchase 5,000 Common Shares exercisable within 60 days of March 1, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires the Company's directors and certain executive officers, and persons who own more than 10% of the Company's Common Shares (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2000, all the Reporting Persons complied with all applicable filing requirements, except that each of Mr. Brian Derr, Mr. James Nelson, and Ms. Jody Wacker failed to file a timely Form 4 with respect to one transaction for each such person.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2000 and 1999, of those persons who were, at December 31, 2000, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

		Annual compensation						Long-term compensation
Name and principal position	Year	Salary($)		Bonus($)		Other annual compensation($)		Securities underlying options(#)
Kevin G. Kerns Chief Executive Officer and President	2000 1999	210,000 150,000		— 46,750	(1)	— —		150,000 52,500
Richard D. Brown Vice President, International Operations	2000 1999	156,875 140,997	(2) (3)	19,343 16,000		18,892 20,000	(4) (4)	— 35,000
Jody P. Wacker Senior Vice President, Marketing	2000 1999	152,438 141,750		36,680 36,000		— —		20,000 —
Brian C. Derr Senior Vice President, Business Development and Professional Services	2000 1999	146,384 125,000		28,656 28,125		— —		20,000 —
William W. Bach Senior Vice President, Technology	2000 1999	130,000 120,000		20,838 20,000		— —		— —

(1)
Excludes Mr. Kerns' bonus for 2000, which had not been determined as of the date hereof.

(2)
Includes $40,498 in sales commissions.

(3)
Includes $19,261 in sales commissions.

(4)
Represents car allowance.

Options Granted During 2000

    The following table contains information concerning the Company's grant of stock options to the Named Officers in 2000. Potential realizable value is presented net of the option exercise price, but before any Federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future increases in the price of the Company's Common Shares. Actual gains will depend on the future performance of the Company's Common Shares and the option holder's continued employment throughout the vesting period. The amounts reflected in the following table may not be achieved.

Individual grants					Potential realizable value at assumed annual rates of share price appreciation for option term ($)
Name	Number of securities underlying options granted(#)	Percent of total options granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	5%	10%
Kevin G. Kerns	150,000	12.4	9.000	May 2010	849,008	2,151,552
Jody P. Wacker	20,000	1.7	7.125	October 2010	89,617	227,108
Brian C. Derr	20,000	1.7	7.125	October 2010	89,617	227,108
Richard D. Brown	—	—	—	—	—	—
William W. Bach	—	—	—	—	—	—

Options Exercised During 2000 and Options Values at December 31, 2000

    The following table contains information regarding options exercised during 2000 and unexercised options held at December 31, 2000, by the Named Officers.

				Value of unexercised in-the-money options at December 31, 2000 ($)(1)
			Number of unexercised options at December 31, 2000(#)
	Shares acquired on exercise(#)
Name		Value realized($)	Exercisable/ unexercisable	Exercisable/ unexercisable
Kevin G. Kerns	768,541	5,723,782	54,089/141,120	109,283/178,644
Jody P. Wacker	161,510	1,126,119	23,699/62,292	163,438/290,914
Brian C. Derr	168,804	1,048,796	29,164/49,532	201,586/199,822
Richard D. Brown	13,126	68,558	21,872/32,085	146,048/208,969
William W. Bach	393,925	2,358,261	2,187/730	15,114/5,045

(1)
Based on the closing price of the Company's Common Shares as reported on the NASDAQ National Market System on December 29, 2000, of $7.125 per share.

Certain Transactions

    In June 1999, the Company issued subordinated convertible promissory notes in the aggregate principal amount of $1.5 million to William Blair Capital Partners V, L.P., ARCH Venture Fund III, L.P., and The Ohio Partners, Ltd., all beneficial owners of more than 5.0% of the Company's Common Shares. In November 1999, a $5.0 million secured bridge loan was made to the Company by Access Technology Partners, L.P., of which ARCH Venture Fund III, L.P. had a $500,000 participation. Both loans were repaid by the Company from the net proceeds of the Company's initial public offering.

    During August 2000, the Company issued 24,068 Common Shares to ARCH Venture Fund III, L.P. upon exercise by ARCH of a warrant to purchase Common Shares. In accordance with the terms of the warrant, ARCH forfeited 2,182 Common Shares with a fair market value on the date of exercise of approximately $23,000.

    Keith Crandell, one of the Company's directors, is a principal of ARCH Venture Fund III, L.P.

Employment Contracts

    The Company has entered into an employment agreement with Kevin G. Kerns, the Chief Executive Officer and President of the Company, which expires on January 1, 2004. Mr. Kerns currently receives an annual base salary of $210,000 and is entitled to receive an annual bonus of up to $125,000 based on criteria set by the board of directors. If Mr. Kerns is terminated by the Company without cause, or Mr. Kerns terminates the employment agreement within six months of a change of control or within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Kerns will receive severance pay equal to six months base salary.

    On January 20, 2000, the Company entered into an employment agreement with Jody P. Wacker, the Company's Vice President, Marketing. In December 2000, Ms. Wacker was promoted to Senior Vice President, Marketing. Ms. Wacker currently receives an annual base salary of $160,000 and is entitled to receive an annual bonus at the discretion of the Company's board of directors based on Ms. Wacker's performance. If Ms. Wacker is terminated by the Company without cause, or Ms. Wacker terminates the employment agreement within six months of a change of control or within three months of a material reduction in her salary or benefits or a material change in her responsibilities, Ms. Wacker will receive severance pay equal to six months base salary.

    On April 23, 1997, the Company entered into an employment agreement with Richard D. Brown, the Company's Vice President, International Operations. Mr. Brown currently receives an annual base salary of $116,377 and is entitled to receive an annual bonus at the discretion of the Company's board of directors based on the Company's financial results and Mr. Brown's performance. In addition, the Company granted Mr. Brown an option to purchase 35,000 of the Company's common shares at an exercise price of $0.21 per share in connection with this employment agreement. Mr. Brown is also entitled to an annual car allowance of approximately $20,000.

    In connection with their respective employment agreements, each of the officers entered into a noncompetition, nondisclosure and developments agreement with the Company. The nondisclosure provisions in these agreements continue indefinitely after termination of employment. The noncompete provisions continue during their period of employment and for a period of six months after termination of employment for any reason and the nonsolicitation provisions continue for two years after termination of employment. Each agreement also provides that the officer assigns to the Company any and all right to any intellectual property designed or developed by the officer during his or her period of employment except in specified circumstances.

    None of the other Named Officers is party to an employment agreement with the Company.

Report of the Compensation Committee of the Board of Directors

    The Report of the Compensation Committee of the Board of Directors and the Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The Compensation Committee reviews, considers and approves changes in the compensation of the Company's officers. The Committee administers various stock and other compensation related plans provided for the benefit of the Company's officers, directors, and other key managers with the purpose of encouraging the participants to achieve the Company's performance goals and to align the interests of the participants with the interest of the Company's shareholders. The Compensation Committee is composed entirely of independent outside directors. There are no Compensation Committee interlocks and there is no insider participation on the Committee. The Committee has provided the following report on executive compensation for inclusion in the Proxy Statement:

Compensation Philosophy

    The Company's executive compensation philosophy has the following objectives:

  1.
  To provide compensation opportunities competitive with those available at comparable companies in the specific industries in which the Company conducts its businesses and the international marketplace;

  2.
  To provide the opportunity to earn beyond competitive levels if superior operating performance and shareholder returns are achieved;

  3.
  To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns;

  4.
  To provide clear, controllable, and measurable objectives for the executives to meet; and

  5.
  To attract, retain, and motivate top caliber executives in each market segment in which the Company competes.

    Pay for performance, which is directly linked to both short-term and long-term compensation, is the foundation of the compensation program for the Company's Chief Executive Officer and other executive officers.

Executive Officer Compensation Program

    The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options), and various benefits, including an employee stock purchase plan and medical benefits, generally available to employees of the Company.

    Base Salary.  Base salary for the CEO and executive officer group are based on the marketplace value of each position and on individual contributions and performance. The Committee reviews the performance of the CEO and each executive officer annually. Salary increases are based primarily on annual merit reviews. The rates of increase are tied to both individual performance and general executive compensation trends.

    Annual Management Incentives.  In addition to base salary, the Company's executives have the opportunity to earn an annual cash bonus. The annual bonus for executive officers for fiscal 2000 was based on attainment of certain target financial performance goals for the Company, as well as personal goals. Awards were based on a percentage of base salary with target awards ranging from 10% to 31%

of base salaries for executive officers. The purpose of the annual bonus is to motivate and provide an incentive to management to achieve specific business objectives and initiatives as set forth in the Company's annual operating plan.

    The Compensation Committee reserves the right to not offer annual cash bonuses in the future.

    Stock Options.  The Company's long-term incentive based compensation objectives are achieved principally through the Company's 2000 Omnibus Incentive Plan under which stock options (both nonqualified and incentive), stock appreciation rights, performance stock, performance units, restricted stock, and other stock and cash awards may be issued to directors, officers, and key employees. The objectives of the Plan are to align executive and shareholder long-term interests by creating a link between executive compensation and shareholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the plan, the Compensation Committee determines the identity of recipients and the amount of benefits to be received by each participant. Generally, options are granted at an exercise price equal to the fair market value of the Company's Common Shares on the date of grant and have ten year terms.

    Included in this Proxy Statement is the recommendation of the Committee to authorize an increase in the number of Common Shares available to be granted under the Company's 2000 Omnibus Incentive Plan by 2,400,000 shares to facilitate the utilization of stock options as a component of the executive compensation program and to attract and retain key employees.

    Stock Purchase Plan.  The Company provides for discounted purchases of its Common Shares pursuant to the Company's Employee Stock Purchase Plan of 2000. The Plan is designed to allow the Company's eligible employees to purchase shares of the Company's Common Shares, at semi-annual intervals, through automatic payroll deductions at a discount. The purpose of the Plan is to encourage increased Company stock holdings by executives. The Committee believes this program will provide further incentives to the participants to focus on long-term Company performance and shareholder value.

    Benefits.  The Compensation Committee believes that it must offer a competitive benefit program to attract and retain key executives. The Company provides medical, 401(k) profit-sharing, and other benefits to its executive officers that are generally available to the Company's other employees.

    Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and other executive officers to $1 million annually. The Committee does not expect that Section 162(m) will limit the deductibility of compensation expected to be paid by the Company in the foreseeable future. In the event compensation for any of the Company's executive officers is expected to exceed the $1 million limitation, the Committee will balance the benefits of tax deductibility with its responsibility to hire, retain, and motivate executive officers with competitive compensation programs.

    Summary.  We believe the compensation programs of the Company are strategically integrated with its business plan and are properly aligned with shareholders' best interests. The programs over the past year have placed increased emphasis upon the retention of exceptional managers and rewarding them appropriately for exceptional results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which the Company competes for talent.

                      Keith L. Crandell
                      George B. Koch
                      Roger R. Nelson

Report of the Audit Committee of the Board of Directors

    The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to this Proxy Statement as Appendix A), include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

    We have reviewed and discussed with senior management the Company's audited financial statements included in the 2000 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

    We have discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires the Company's independent auditors to provide the Company with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

    We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

    Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2000 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

    As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Company's independent auditors with respect to such financial statements.

                      Keith L. Crandell
                      Jaime W. Ellertson
                      George B. Koch

Stock Price Performance Graph

    Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the JP Morgan H&Q Computer Software Index for the period from February 17, 2000, the date of the Company's initial public offering of its Common Shares, through December 31, 2000. The graph assumes that the value of the investment in the Company's Common Shares and in each index was $100 on February 17, 2000, and that all dividends were reinvested. Stock price performance shown in the Stock Performance Graph is historical and not necessarily indicative of future performance.

	Period ending
Index	2/17/00	12/31/00
Apropos Technology, Inc.	100.00	32.39
Nasdaq Stock Market (U.S.) Index	100.00	54.27
JP Morgan H&Q Computer Software Index	100.00	64.16

Proposal No. 2
Proposal to Amend Apropos Technology, Inc.'s 2000 Omnibus Incentive Plan to
Increase the Number of Common Shares Reserved for Issuance Thereunder

  Background

    The Board of Directors has amended the 2000 Omnibus Incentive Plan (the "Plan"), subject to shareholder approval, to increase the number of Common Shares reserved under the Plan by 2,400,000. The purpose of the Plan is to (i) encourage outstanding individuals to accept or continue employment with the Company or to serve as directors or consultants to the Company and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and the Company's shareholders by providing them stock options and other stock and cash incentives. The proposed amendment will permit the Company to keep pace with changing developments in management compensation and make the Company competitive with those companies that offer stock incentives to attract and keep key employees.

  Shares Available

    Approximately 98,000 Common Shares were available for additional awards under the Plan as of March 23, 2001, with approximately 2,000,000 shares reserved for the exercise of currently outstanding stock options on that date. All of such shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of shares which may be subject to an option granted to any participant in any year during the term of the Plan is 600,000 shares. If there is a lapse, expiration, termination, or cancellation of any option or right prior to the issuance of shares or the payment of the equivalent thereunder, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the Plan.

  Administration

    The Plan provides for administration by a committee (the "Committee") to be comprised of two or more directors as the Board may designate from time to time, each of whom shall be "Nonemployee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Among the Committee's powers are the authority to interpret the Plan, establish and amend rules for its administration, select officers, directors, and key employees of the Company and its subsidiaries to receive awards, and determine the form, amount, and other terms and conditions of awards.

  Eligibility of Participation

    Officers, directors, and key employees of the Company or any of its subsidiaries are eligible to participate in the Plan. The selection of participants from eligible employees is within the discretion of the Committee. The estimated number of directors and employees who are eligible to participate in the Plan is 270.

  Types of Awards

    The Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) performance stock; and (5) performance units. Awards may be granted singly, in combination, or in tandem, as determined by the Committee.

  Federal Tax Treatment

    Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the Plan.

    A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

    A participant who is granted a non-qualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a tax deduction for the same amount.

    The grant of an SAR will produce no U.S. federal tax consequences for the participant of the Company. The exercise of an SAR results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to the Company.

    A participant who has been granted an award of restricted Common Shares will generally not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant. When the restrictions lapse or the performance goals are met, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

  Other Information

    As of March 23, 2001, the closing price per share of the Company's Common Shares was $3.50.

    The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting is required for approval of the amendment to the Plan. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

    The Board of Directors recommends a vote FOR approval of the amendment to the Plan to increase the number of common shares authorized for issuance thereunder by 2,400,000 shares.

Independent Auditors

    The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2001. Ernst & Young LLP has audited the Company's financial statements for its last 6 years. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

  Audit Fees

    The aggregate fees billed by the Company's independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, were approximately $125,000.

  Financial Information Systems Design and Implementation Fees

    There were no fees billed by the Company's independent auditors for the Company's most recent fiscal year in this category.

  All Other Fees

    The aggregate fees for all other services rendered by its independent auditors for the Company's most recent fiscal year were approximately $340,000, including audit related services of $250,000 and non-audit services of $90,000. Audit related services primarily consist of fees related to the Company's initial public offering of its Common Shares and accounting consultations. Non-audit services consist primarily of domestic and international tax consultations.

    The Audit Committee has advised the Company that it has determined that both the audit related and non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

Proposals of Security Holders

    A shareholder proposal to be presented at the annual meeting to be held in 2002 must be received at the Company's executive offices, One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois, 60181, by no later than December 7, 2001, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

    Stockholders wishing to present proposals at the annual meeting (but not include them in the proxy statement) are required to notify the Secretary of the Company in writing no less than 90 days nor more than 110 days prior to the first anniversary of the prior year's meeting unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice of such proposal must be received by the Company no later than 10 days following the date on which public announcement of the date of such meeting is first made.

Other Matters

    The Board of Directors knows of no other proposals which may be presented for action at the annual meeting. However, in accordance with the By-laws of the Company, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

    The Company will provide without charge to any requesting shareholder a copy of its Annual Report on Form 10-K for the year ended December 31, 2000. Written requests for such copies should be addressed to the Secretary, Apropos Technology, Inc., One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181.

    Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

                      By Order of the Board of Directors

                      Kevin G. Kerns
                       Chief Executive Officer and President

April 6, 2001

Appendix A

Apropos Technology, Inc.
Audit Committee Charter

PURPOSE

    The Audit Committee is appointed by the Board of Directors for the primary purposes of:

  •
  Assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance, and

  •
  Maintaining, through regularly scheduled meetings, a line of communication between the Board of Directors and the Company's financial management, internal auditors, if applicable, and independent accountants.

COMPOSITION AND QUALIFICATIONS

    The Audit Committee shall be appointed by the Board of Directors and shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence requirements of the Nasdaq Stock Market, Inc. Each member of the Audit Committee shall have the ability to understand fundamental financial statements. In addition, at least one member of the Audit Committee shall have past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES

The Audit Committee will:

(1)
Review the annual audited financial statements with management and the independent accountants. In connection with such review, the Audit Committee will:

•
Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•
Review changes in accounting or auditing policies, including resolution of any significant reporting or operational issues affecting the financial statements.

•
Inquire as to the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had or may have a material impact on the financial statements.

•
Review with the independent accountants any problems encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work, any management letter provided by the independent accountants, and management's response to such letter.

•
Review with the independent accountants and the senior internal auditing executive, if applicable, the adequacy of the Company's internal controls, and any significant findings and recommendations.

(2)
Review (by full Committee or Chair) with management and the independent accountants the Company's quarterly financial statements in advance of SEC filings.

(3)
Oversee the external audit coverage. The Company's independent accountants are ultimately accountable to the Board of Directors and the Audit Committee, which have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. In connection with its oversight of the external audit coverage, the Audit Committee will:

•
Recommend to the Board the appointment of the independent accountants.

A-1

  •
  Approve the engagement letter and the fees to be paid to the independent accountants.

  •
  Obtain confirmation and assurance as to the independent accountants independence, including ensuring that they submit on a periodic basis (not less than annually) to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for recommending that the Board of Directors take appropriate action in response to the independent accountants' report to satisfy itself of their independence.

  •
  Meet with the independent accountants prior to the annual audit to discuss planning and staffing of the audit.

  •
  Review and evaluate the performance of the independent accountants, as the basis for a recommendation to the Board of Directors with respect to reappointment or replacement.

(4)
Oversee internal audit coverage, if applicable. In connection with its oversight responsibilities, the Audit Committee will:

•
Review the appointment or replacement of the senior internal auditing executive.

•
Review, in consultation with management, the independent accountants and the senior internal auditing executive, the plan and scope of internal audit activities.

•
Review internal audit activities, budget, and staffing.

•
Review significant reports to management prepared by the internal auditing department and management's responses to such reports.

(5)
Review with the independent accountants and the senior internal auditing executive, if applicable, the adequacy of the Company's internal controls, and any significant findings and recommendations with respect to such controls.

(6)
Meet periodically with management to review and assess the Company's major financial risk exposures and the manner in which such risks are being monitored and controlled.

(7)
Meet at least annually in separate executive session with each of the chief financial officer, the senior internal auditing executive, if applicable, and the independent accountants.

(8)
Review periodically with the Company's counsel (i) legal and regulatory matters which may have a material affect on the financial statements, and (ii) corporate compliance policies or codes of conduct.

(9)
Report regularly to the Board of Directors with respect to Audit Committee activities.

(10)
Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the proxy statement for each annual meeting.

(11)
Review and reassess annually the adequacy of this Audit Committee Charter and recommend any proposed changes to the Board of Directors.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's corporate policies.

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PROXY

APROPOS TECHNOLOGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 8, 2001.

    The undersigned hereby makes, constitutes and appoints Kevin G. Kerns and Francis J. Leonard and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Apropos Technology, Inc., to be held at the Wyndham Drake, 2301 South York Road, Oakbrook, Illinois 60523, on May 8, 2001, at 10:00 A.M. (Local Time), or any adjournment thereof.

    This Proxy when properly executed will be voted in the manner directed by the shareholder(s) set forth on the reverse side of this proxy card. If no direction is made, this proxy will be voted "FOR" the election as directors of the nominees listed on the reverse side of this proxy card and "FOR" the proposal to amend the Company's 2000 Omnibus Incentive Plan to increase the number of common shares authorized for issuance thereunder by 2,400,000 shares.

(continued and to be signed on other side)

^ FOLD AND DETACH HERE ^

APROPOS TECHNOLOGY, INC. PLEASE MARK YOUR VOTES IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY	/x/
The Board of Directors recommends a vote FOR proposals 1 and 2.	For All / /	Withhold All / /	For All except* / /
1. ELECTION OF DIRECTORS
Nominees: 01 Jaime W. Ellertson and 02 Roger R. Nelson.

* (Vote withheld from the nominee listed above.)
2.	Proposal to amend the Company's 2000 Omnibus Incentive Plan to increase the number of Common Shares reserved for issuance thereunder by 2,400,000 shares.	For / /	Against / /	Abstain / /
3.	In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.	For / /	Against / /	Abstain / /
The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
SIGNATURE(S)

Date:	2001

NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Attorneys, executors, administrators, trustees, guardians, and others signing in a representative capacity should indicate the capacity in which they sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

^ FOLD AND DETACH HERE ^

THANK YOU FOR VOTING YOUR SHARES.
YOUR VOTE IS IMPORTANT!

QuickLinks

Proposal No. 1 Election of Directors
Summary Compensation Table
Options Granted During 2000
Options Exercised During 2000 and Options Values at December 31, 2000
Proposal No. 2 Proposal to Amend Apropos Technology, Inc.'s 2000 Omnibus Incentive Plan to Increase the Number of Common Shares Reserved for Issuance Thereunder
Apropos Technology, Inc. Audit Committee Charter